 Exhibit 10.3

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

REAL BRANDS, INC., CASH ACQUISITION CORP. AND

CANADIAN AMERICAN STANDARD HEMP INC.

This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of October 22, 2020, by and among Real Brands, Inc., a Nevada corporation (“Parent”), CASH Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), and Canadian American Standard Hemp Inc., a Delaware corporation (“CASH”) in connection with the transactions contemplated hereby.

RECITALS

WHEREAS, the respective Board of Directors of Parent, CASH and Merger Sub have (i) determined that it is in the best interest of such entity and their respective shareholders to consummate the Merger (as hereinafter defined), and (ii) approved and declared advisable this Agreement, the Merger and the other transactions contemplated by this Agreement;

WHEREAS, Parent (for itself and as the sole shareholder of Merger Sub) and Merger Sub have each approved this Agreement, the Merger and the other transactions contemplated by this Agreement pursuant to action taken by written consent in accordance with the requirements of the Delaware General Corporation Law (the “DGCL”) and the Nevada Revised Statutes (the “NRS” and collectively with the DGCL, the “Corporate Laws”) and the bylaws (as defined below) of Parent and Merger Sub;

WHEREAS, the shareholders of CASH have approved this Agreement, the Merger and the other transactions contemplated by this Agreement pursuant to action taken by written consent in accordance with the requirements of the DGCL and the bylaws of CASH;

WHEREAS, pursuant to the Merger, among other things, the outstanding shares of CASH shall be converted into the right to receive upon Closing (as hereinafter defined) and thereafter, the consideration described below;

WHEREAS, the parties to this Agreement intend to adopt this Agreement as a plan of reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations promulgated thereunder, and intend that the Merger and the other transactions contemplated by this Agreement be undertaken pursuant to such plan; and

WHEREAS, the parties to this Agreement intend that the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and that Parent, CASH and Merger Sub will each be a “party to a reorganization” within the meaning of Section 368(b) of the Code with respect to the Merger.

NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

ARTICLE I

THE MERGER

1.1 The Merger. At the Effective Time (as defined below) and subject to and upon the terms and conditions of this Agreement and the applicable provisions of the DGCL, CASH shall be merged with and into Merger Sub (the “Merger”), the separate corporate existence of CASH shall cease and Merger Sub (the “Surviving Company”) shall survive the Merger and shall continue as a wholly-owned subsidiary of Parent.

1.2 Effective Time. The closing of the Merger and the other transactions contemplated by this Agreement (the “Closing”) will take place virtually (i.e., through electronic transmission of signature pages) at a time and date to be specified by the parties, but in no event later than two (2) business days following the satisfaction or waiver of the conditions set forth in Article V hereof. The date upon which the Closing actually occurs is herein referred to as the “Closing Date.” On the Closing Date, the parties hereto shall cause the Merger to be consummated by filing a Certificate of Merger or like instrument (a “Certificate of Merger”) with the Secretary of State of the State of Delaware, in accordance with the relevant provisions of the DGCL (the time at which the Merger has become fully effective is referred to herein as the “Effective Time”).

1.3 Effect of the Merger.

(a)       At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of CASH and Merger Sub shall vest in the Surviving Company, and all debts, liabilities and duties of CASH and Merger Sub shall become the debts, liabilities and duties of the Surviving Company.

(b)       Immediately prior to or at the Effective Time, the properties and assets of CASH will be free and clear of any and all encumbrances, charges, claims, equitable interests, liens, options, pledges, security interests, mortgages, rights of first refusal or restrictions of any kind and nature (collectively, the “Encumbrances”), other than those Encumbrances set forth in the CASH Financial Statements (as defined below) or on Schedule 1.3 or which would not, individually or in the aggregate, reasonably be expected to have a CASH Material Adverse Effect (as defined below).

(c)       At the Effective Time, the certificate of incorporation of Merger Sub as in effect immediately prior to the Effective Time shall be the certificate of incorporation of the Surviving Company at and after the Effective Time (except that at the Effective Time the name of Merger Sub will be changed to CASH Inc.) until thereafter amended in accordance with the DGCL and the terms of such certificate of formation.

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(d)       The bylaws of Merger Sub as in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Company at and after the Effective Time, until thereafter amended in accordance with the DGCL and the terms of the certificate of formation of the Surviving Company and such bylaws.

(e)       The directors of CASH immediately prior to the Effective Time shall be the directors of Parent and the Surviving Company at and after the Effective Time, each to hold the office of a director of Parent and the Surviving Company in accordance with the provisions of the Corporate Laws and the certificate of incorporation and bylaws of Parent and the Surviving Company until their successors are duly elected and qualified.

(f)       The officers of CASH immediately prior to the Effective Time shall be the officers of Parent and the Surviving Company, each to hold office in accordance with the provisions of the bylaws of the Surviving Company.

1.4       Effect on Capital Stock. Subject to the terms and conditions of this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Parent, CASH and Merger Sub or the holders of any of the following securities, the following shall occur:

(a)       Equity of Merger Sub. Each of the issued and outstanding shares of common stock of Merger Sub shall remain outstanding and owned by Parent.

(b)       Equity of CASH. Each of the issued and outstanding shares of common stock of CASH (“CASH Common Stock”) issued and outstanding immediately prior to the Effective Time will be automatically converted into the right to receive the Merger Consideration (as defined below).

1.5       No Further Ownership Rights in CASH. All Merger Consideration paid or payable in accordance with the terms hereof shall be deemed to have been paid or payable in full satisfaction of all rights pertaining to all of the outstanding equity of CASH, and all rights, duties and obligations with respect to such CASH Common Stock shall be extinguished. If, after the Effective Time, equity interests of CASH are presented to Surviving Company for any reason, they shall be canceled.

1.6       Tax Treatment. It is intended by the parties hereto that the Merger shall constitute a reorganization within the meaning of Section 368(a) of the Code. Each of the parties hereto adopts this Agreement as a “plan of reorganization” within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Treasury Regulations (the “Regulations”). Both prior to and after the Closing, each party’s books and records shall be maintained, and all federal, state and local income tax returns and schedules thereto shall be filed in a manner consistent with the Merger being qualified as a merger under Section 368(a)(2)(E) of the Code (and comparable provisions of any applicable state or local laws), except to the extent the Merger is determined in a final administrative or judicial decision not to qualify as a reorganization within the meaning of Code Section 368(a).

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1.7       Taking of Necessary Action; Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Company (and/or its successor in interest) with full right, title and possession to all assets, pr  operty, rights, privileges, powers and franchises of CASH and Merger Sub, the officers and directors of Parent and the Surviving Company shall be fully authorized (in the name of Merger Sub, CASH and otherwise) to take all such necessary action.

1.8       Restrictions on Transfer; Legends. The shares of Parent’s common stock (“Parent Common Stock”) issued in the Merger will not be transferable except (a) pursuant to an effective registration statement under the Securities Act of 1933, as amended (the “Securities Act”) or (b) upon receipt by Parent of a written opinion of counsel reasonably satisfactory to Parent that is knowledgeable in securities laws matters to the effect that the proposed transfer is exempt from the registration requirements of the Securities Act and relevant state securities laws. Restrictive legends must be placed on all certificates representing such Parent Common Stock, substantially as follows:

“THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE, AND ARE BEING OFFERED AND SOLD PURSUANT TO AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND SUCH LAWS. THESE SECURITIES MAY NOT BE SOLD OR TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT OR SUCH OTHER LAWS.”

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF CASH

Except as set forth in the corresponding sections or subsections of the letter of exceptions delivered to Parent by CASH on or prior to entering into this Agreement and incorporated herein by this reference as Exhibit A (the “CASH Schedule”), CASH hereby represents and warrants to each of Parent and Merger Sub that:

2.1       Organization of CASH. CASH is a corporation duly organized, validly existing and in good standing under the laws of Delaware; has the corporate power and authority to own, lease and operate its assets and property and to carry on its business as now being conducted; and is duly qualified to do business and in good standing as a foreign corporation in each jurisdiction in which the failure to be so qualified would have a CASH Material Adverse Effect. As used in this Agreement, the term “CASH Material Adverse Effect” means a material adverse effect on the condition (financial or otherwise), business, assets or results of operations of CASH, or on the

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ability of CASH to consummate the transactions contemplated by this Agreement. Except as disclosed on Schedule 2.1, CASH has no subsidiaries. CASH has delivered or made available to Parent a true and correct copy of the certificate of incorporation and bylaws of CASH, each as amended to date (the “CASH Charter Documents”), and each such instrument is in full force and effect. CASH is not in violation of any of the provisions of the CASH Charter Documents.

2.2       CASH Capital Structure.

(a)       All of the authorized, issued and outstanding shares of CASH Common Stock are owned by the persons/entities listed on Schedule 2.2. All issued and outstanding shares of CASH Common Stock have been duly authorized and validly issued, are fully paid and nonassessable, have not been issued in violation of any preemptive rights, and are free from any restrictions on transfer (other than restrictions under the Securities Act or state securities laws) or any option, lien, pledge, security interest, encumbrance or charge of any kind. CASH has no other equity securities or securities containing any equity features that are authorized, issued or outstanding. Except as disclosed on Schedule 2.2, there are no agreements or other rights or arrangements which provide for the sale or issuance of equity by CASH and there are no rights, subscriptions, warrants, options, securities (including convertible notes), conversion rights or agreements of any kind outstanding to purchase or otherwise acquire from CASH any CASH Common Stock or other securities of CASH of any kind. There are no agreements or other obligations (contingent or otherwise) which may require CASH to repurchase or otherwise acquire any of CASH Common Stock. The above notwithstanding, concurrent with the Closing, Turning Point Brands, Inc. will convert its equity into a non-equity convertible instrument.

(b)       Except as disclosed on Schedule 2.2, CASH does not own, and is not a party to any contract to acquire, any equity securities or other securities of any entity or any direct or indirect equity or ownership interest in any other entity. Except as disclosed on Schedule 2.2, there exist no voting trusts, proxies, or other contracts with respect to any of the outstanding CASH Common Stock.

2.3       Authority.

(a)       CASH has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of CASH.

(b)    This Agreement has been duly executed and delivered by CASH and, assuming the due authorization, execution and delivery by Parent and Merger Sub, constitutes the valid and binding obligation of CASH, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws and general principles of equity. The execution and delivery of this Agreement by CASH does not, and the performance of this Agreement by CASH will not (i) conflict with or violate the CASH Charter Documents, (ii) conflict with or violate any law, rule, regulation, order, judgment or decree applicable to CASH or by which its or any of its properties

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is bound or affected, or (iii) result in any breach of, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair any of CASH’s rights or alter the rights of any third party under, or to CASH’s knowledge, give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of an Encumbrance on any of the properties or assets of CASH pursuant to, any note, bond, mortgage, indenture, contract, agreement, commitment, duty, lease, license, permit, franchise or other instrument or obligation (“Contract”), to which CASH is a party or by which CASH or its properties are bound or affected, except to the extent such conflict, violation, breach, default, impairment or other effect would not, in the case of clause (ii) or (iii), individually or in the aggregate, reasonably be expected to have a CASH Material Adverse Effect or prevent or delay consummation of the Merger in any material respect or otherwise prevent CASH from performing its obligations under this Agreement in any material respect.

(c) No consent, approval, order or authorization of, or registration, declaration or filing with any court, administrative agency or commission or other governmental authority or instrumentality (a “Governmental Entity”) is required by or with respect to CASH in connection with the execution and delivery of this Agreement, or the consummation of the transactions contemplated hereby, except for the filing of the Articles of Merger with the Secretary of State of Delaware.

2.4       CASH Financial Statements. CASH has provided to Parent an unaudited balance sheet of CASH as of December 31, 2019 (the “CASH Balance Sheet”), together with the related unaudited statements of income for the period from March 6, 2018 (inception) to December 31, 2019 (the “CASH Financial Statements”), which are attached hereto as Exhibit B. The CASH Financial Statements (including any related notes thereto) fairly present in all material respects and will fairly present in all material respects the financial position of CASH as of the respective dates thereof and the results of its operations and stockholder equity for the periods indicated. Except as disclosed in the CASH Financial Statements, CASH does not have any Liabilities of a nature required to be disclosed by U.S. Generally Accepted Accounting Principles (“GAAP”) and which are, individually or in the aggregate, material to the business, results of operations or financial condition of CASH. For purposes hereof, “Liabilities” shall mean any and all liabilities, accounts payable, debts, adverse claims, duties, responsibilities and obligations of every kind or nature, whether accrued or unaccrued, known or unknown, direct or indirect, absolute or contingent, liquidated or unliquidated and whether arising under, pursuant to or in connection with any contract, tort, strict liability or otherwise.

2.5       Absence of Certain Changes or Events. Except as contemplated by this Agreement or disclosed on Schedule 2.5, since the date of the CASH Balance Sheet, CASH has conducted its business only in, and has not engaged in any material transaction other than according to, the ordinary and usual course of such businesses and there has not been (i) any change that, individually or in the aggregate, has had or is reasonably likely to have a CASH Material Adverse Effect; (ii) any material damage or loss with respect to any material asset or property used by CASH; (iii) any change by CASH in accounting principles, practices or methods; or (iv) any

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increase in the compensation payable or that could become payable by CASH to officers or key employees.

2.6       Litigation. Except as disclosed on Schedule 2.6, there are no actions, suits, proceedings, orders or investigations pending or, to the knowledge of CASH, threatened against CASH, at law or in equity, or before or by any federal, state or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign.

2.7       No Brokers or Finders. There are no claims for brokerage commissions, finders’ fees, investment advisory fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement, understanding, commitment or agreement made by or on behalf of CASH.

2.8       Tax Matters.

(a)               Except as disclosed on Schedule 2.8, (i) CASH has timely filed (or has had timely filed on its behalf) all returns, declarations, reports, estimates, information returns, and statements, including any schedules and amendments to such documents (the “CASH Returns”), required to be filed or sent by it in respect of any Taxes (as defined below) or required to be filed or sent by it to any taxing authority having jurisdiction; (ii) all such CASH Returns are complete and accurate in all material respects; (iii) CASH has timely and properly paid (or has had paid on its behalf) all Taxes required to be paid by it; (iv) CASH has established on the CASH Balance Sheet reserves that are adequate for the payment of any Taxes not yet due and payable; and (v) CASH has complied with all applicable laws, rules, and regulations relating to the collection or withholding of Taxes from third parties (including without limitation employees) and the payment thereof (including, without limitation, withholding of Taxes under Sections 1441 and 1442 of the Code, or similar provisions under any foreign laws). For purposes hereof, “Taxes” means (i) all U.S. federal, state, local or foreign taxes, charges, fees, imposts, levies or other assessments, including all income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, exercise, severance, stamp occupation, property and estimated taxes, customs, duties, fees and charges of any kind whatsoever, and (ii) all interest, penalties, fines, additions to tax or additional amounts imposed by any government authority in connection with any item described in (i) or (ii) payable by reason of written agreement, assumption, successor or transferee liability, operation of law, Treasury Regulation Section 1.1502-6(a) (or any predecessor or successor thereof or any analogous or similar provision under applicable law) or otherwise.

(b)               There are no liens for Taxes upon any assets of CASH, except liens for Taxes not yet due.

(c)               No deficiency for any Taxes has been proposed, asserted or assessed against CASH that has not been resolved and paid in full or is not being contested in good faith. No waiver, extension or comparable consent given by CASH regarding the application of the statute of limitations with respect to any Taxes or CASH Returns is outstanding, nor is any request for any such waiver or consent pending. There has been no Tax audit or other administrative proceeding or court proceeding with regard to any Taxes or CASH Returns, nor is any such Tax

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audit or other proceeding pending, nor has there been any notice to CASH by any Taxing authority regarding any such Tax audit or other proceeding, or, to the knowledge of CASH, is any such Tax audit or other proceeding threatened with regard to any Taxes or CASH Returns. CASH does not expect the assessment of any additional Taxes of CASH for any period prior to the date hereof and has no knowledge of any unresolved questions, claims or disputes concerning the liability for Taxes of CASH which would exceed the estimated reserves established on its books and records.

(d)               CASH is not a party to any agreement, contract or arrangement that would result, separately or in the aggregate, in the payment of any “excess parachute payments” within the meaning of Section 280G of the Code. CASH is not liable for Taxes of any other Person, and is not currently under any contractual obligation to indemnify any Person with respect to Taxes, or a party to any tax sharing agreement or any other agreement providing for payments by CASH with respect to Taxes. CASH is not a party to any joint venture, partnership or other arrangement or contract which could be treated as a partnership for federal income tax purposes. CASH has not agreed and is not required, as a result of a change in method of accounting or otherwise, to include any adjustment under Section 481 of the Code (or any corresponding provision of state, local or foreign law) in taxable income. Schedule 2.8(d) contains a list of all jurisdictions in which CASH is required to file any CASH Return and no claim has been made by a taxing authority in a jurisdiction where CASH does not currently file CASH Returns that CASH is or may be subject to taxation by that jurisdiction. CASH has not filed or been included in a combined, consolidated or unitary Tax return (or the substantial equivalent thereof) of any Person.

(e)               CASH has been neither a “distributing corporation” nor a “controlled corporation” (within the meaning of Section 355 of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code.

2.9       Contracts and Commitments.

(a)       Schedule 2.9 hereto lists all of the material agreements, commitments and understandings, whether oral or written (“Contracts”), to which CASH is a party, which are currently in effect, and which relate to the operation of CASH’s business.

(b)       CASH has performed, in all material respects, the obligations required to be performed by it in connection with the Contracts it is a party to or obliged to perform (except as disclosed in Schedule 2.9 hereto) and is not in receipt of any claim of default under any Contract; CASH has no present expectation or intention of not fully performing any material obligation pursuant to any Contract; and CASH has no knowledge of any breach or anticipated breach by any other party to any Contract, except as disclosed in Schedule 2.9 hereto.

2.10       Compliance with Laws; Permits.

(a)       Except for any noncompliance that would not reasonably be expected to have a CASH Material Adverse Effect, CASH and its officers, directors, agents and employees have complied with all applicable laws, regulations and other requirements, including, but not

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limited to, federal, state, local and foreign laws, ordinances, rules, regulations and other requirements pertaining to equal employment opportunity, employee retirement, affirmative action and other hiring practices, occupational safety and health, workers’ compensation, minimum wages and overtime, unemployment and building and zoning codes, and no claims have been filed against CASH, and CASH has not received any written notice, alleging a violation of any such laws, regulations or other requirements. CASH is not relying on any exemption from or deferral of any such applicable law, regulation or other requirement that would not be available to Parent after it acquires CASH’s properties, assets and business.

(b)       CASH has, in full force and effect, all material licenses, permits and certificates, from federal, state, local and foreign authorities necessary to conduct its business and operate its properties (collectively, the “CASH Permits”), except for such CASH Permits which would not, individually or in the aggregate, have a CASH Material Adverse Effect. A true, correct and complete list of all of the CASH Permits is set forth in Schedule 2.10 hereto. CASH has conducted its business in compliance with all material terms and conditions of the CASH Permits, except for any noncompliance that would not reasonably be expected to have a CASH Material Adverse Effect.

2.11       Insurance. Except as disclosed on Schedule 2.11, there are no insurance policies obtained and maintained by CASH.

2.12       No Undisclosed Liabilities. Except as reflected in the CASH Balance Sheet or the related notes thereto or on a Schedule hereto, CASH has no liabilities of the type required to be disclosed in accordance with GAAP (whether accrued, absolute, contingent, unliquidated or otherwise) except liabilities which have arisen since the date of the CASH Balance Sheet in the ordinary course of business consistent with past practice (none of which is a material uninsured liability for breach of contract, breach of warranty, tort, infringement, claim or lawsuit) and which are not, individually or in the aggregate, material in amount.

2.13       Absence of Certain Developments. Except as disclosed in the CASH Financial Statements, Schedule 2.13, another Schedule hereto or as otherwise contemplated by this Agreement, since the date of the CASH Financial Statements, CASH has conducted its business in all material respects in the ordinary course consistent with past practice and there has not occurred (i) any event that would be reasonably expected to have a CASH Material Adverse Effect, (ii) any event that would reasonably be expected to prevent or materially delay the performance of CASH’s obligations pursuant to this Agreement, (iii) any material change by CASH in its accounting methods, principles or practices, (iv) any declaration, setting aside or payment of any dividend or distribution in respect of the shares of capital stock of CASH or any redemption, purchase or other acquisition of any of CASH’s securities, (v) any material increase in the compensation or benefits or establishment of any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, stock option (including, without limitation, the granting of stock options, stock appreciation rights, performance awards or restricted stock awards), stock purchase or other employee benefit plan of CASH, or any other material increase in the compensation payable or to become payable to any employees, officers, consultants or directors of CASH, (vi) any issuance, grants or sale of any securities, or entry into any Contract with respect thereto by CASH, (vii) any amendment to the CASH Charter Documents, (viii) other

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than in the ordinary course of business consistent with past practice, any (w) capital expenditures by CASH, (x) purchase, sale, assignment or transfer of any material assets by CASH, (y) mortgage, pledge or existence of any lien, encumbrance or charge on any material assets or properties, tangible or intangible, of CASH, or (z) cancellation, compromise, release or waiver by CASH of any rights of material value or any material debts or claims, (ix) any incurrence by CASH of any material liability (absolute or contingent), except for current liabilities and obligations incurred in the ordinary course of business consistent with past practice which do not exceed in the aggregate $5,000, (x) damage, destruction or similar loss, whether or not covered by insurance, materially affecting the business or properties of CASH, (xi) entry into any Contract other than in the ordinary course of business consistent with past practice, (xii) any acceleration, termination, modification or cancellation of any Contract to which CASH is a party or by which it is bound, (xiii) entry by CASH into a loan with any Person or a loan or other transaction with any officers, directors or employees of CASH, (xiv) entry by CASH into any transaction of a material nature other than in the ordinary course of business consistent with past practice, or (xv) any negotiation or agreement by CASH to do any of the things described in the preceding clauses (i) through (xiv).

2.14       Employee Benefit Plans.

(a)       CASH has no (i) “employee benefit plans,” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), (ii) bonus, stock option, stock purchase, stock appreciation right, incentive, deferred compensation, supplemental retirement, severance, and fringe benefit plans, programs, policies or arrangements, and (iii) employment or consulting agreements, for the benefit of, or relating to, any current or former employee or consultant (or any beneficiary thereof) of CASH, in the case of a plan described in (i) or (ii) above, that is currently maintained by CASH or with respect to which CASH has an obligation to contribute or any other ongoing duty or obligation, and in the case of an agreement described in (iii) above, that is currently in effect (the “CASH Plans”).

(b)       No director, officer, or employee of CASH will become entitled to retirement, severance or similar benefits or to enhanced or accelerated benefits (including any acceleration of vesting or lapsing of restrictions with respect to equity-based awards) solely as a result of consummation of the transactions contemplated by this Agreement.

2.15       Employees. Except as disclosed on Schedule 2.15 or otherwise contemplated by this Agreement, to the knowledge of CASH, (i) neither any executive employee of CASH nor any other of CASH’s employees has any plan to terminate his, her or its employment; (ii) CASH has no material labor relations problem pending and its labor relations are satisfactory; (iii) there are no workers’ compensation claims pending against CASH nor is CASH aware of any facts that would give rise to such a claim; (iv) no employee of CASH is subject to any secrecy or noncompetition agreement or any other agreement or restriction of any kind that would impede in any way the ability of such employee to carry out fully all activities of such employee in furtherance of the business of CASH; and (v) no employee or former employee of CASH has any claim with respect to any intellectual property rights of CASH set forth in Schedule 2.17(b) hereto.

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2.16       Proprietary Information and Inventions. Each current CASH employee, consultant, and other advisor is a party to either a non-disclosure agreement or an employment agreement with CASH containing comparable non-disclosure provisions. To CASH’s knowledge, no current or former CASH employee, consultant or advisory board member who is a party to a non-disclosure agreement or employment agreement has breached such non-disclosure agreement.

2.17       Intellectual Property.

(a)       Except as set forth in Schedule 2.17(a), to its knowledge, CASH owns, or has valid and enforceable licenses to use, all of the following used in or necessary to conduct its business as currently conducted (collectively, the “CASH Intellectual Property”): (i) patents (including any registrations, continuations, continuations in part, renewals, and any applications for any of the foregoing); (ii) registered and unregistered copyrights and copyright applications; (iii) registered and unregistered trademarks, service marks, trade names, slogans, logos, designs and general intangibles of like nature, together with all registrations and applications therefor; (iv) trade secrets, confidential or proprietary technical information, know-how, designs, processes, research in progress, inventions and invention disclosures (whether patentable or unpatentable); and (v) software, other than “off-the-shelf” software.

(b)       CASH is the sole and exclusive owner of the CASH Intellectual Property it purports to own, free and clear of all liens and encumbrances, except for such liens and encumbrances which, individually or in the aggregate, would not have a CASH Material Adverse Effect, and free of all licenses except those set forth in Schedule 2.17(b) and licenses relating to off-the-shelf software having a per-application acquisition price of less than $5,000.

(c)       CASH is not, nor will it be, as a result of the execution and delivery of this Agreement or the performance of its obligations under this Agreement, in breach of any license, sublicense or other contract relating to the CASH Intellectual Property that would reasonably be expected, individually or in the aggregate, to have a CASH Material Adverse Effect.

2.18       Tax-Free Reorganization. Neither CASH nor, to CASH’s knowledge, any of its Affiliates has taken or agreed to take any action that would prevent the Merger from qualifying as a reorganization under Section 368(a) of the Code.

2.19       Vote Required. The affirmative vote of the holders of a majority of the outstanding shares of CASH Common Stock is the only vote of the holders of any class or series of CASH capital stock necessary to approve this Agreement, the Merger and the other transactions contemplated hereby.

2.20 Bank Accounts. Schedule 2.20 contains a complete and correct list of all deposit accounts and safe deposit boxes of CASH, all powers of attorney in connection with such accounts, and the names of all Persons authorized to draw thereon or to have access thereto.

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2.21       Environmental Matters. CASH has not received any notice of any violation (or claimed violation) of any environmental laws from any Government Entity. CASH’s operations are in material compliance with all applicable environmental laws, including laws relating to the release, discharge, emission, storage, treatment, handling or disposal of any hazardous, toxic, radioactive, infectious or harmful substances or materials, including asbestos and petroleum, including crude oil or any of its fractions or any material prohibited or regulated by any environmental law (collectively, “Hazardous Materials”). There has been no spill, leak, discharge, escape, leaching, dumping or release of Hazardous Materials in contravention of applicable environmental laws at any property while CASH has held leasehold title to such property, and CASH has no knowledge of any such events occurring at such property prior to their leasing same. CASH has or currently uses, stores, treats, disposes or otherwise handles Hazardous Materials in material compliance with all applicable environmental laws. To CASH’s knowledge, no underground storage tanks are located at its premises.

2.22       Extent of Assets. The CASH Financial Statements include, without limitation, all of the material real (immovable) and personal (movable) property, intangible (incorporeal) property, rights and other assets of every kind and nature whatsoever owned, leased, licensed or used by CASH for the conduct of its business as currently conducted and as conducted during the past twelve (12) months (other than inventory sold in the ordinary course of business and the disposal of obsolete equipment in the ordinary course of business) (the “Assets”). The Assets constitute all the assets, properties and rights necessary to design, produce, manufacture, market, sell and/or distribute CASH’s products as currently conducted in its business. Immediately after the Effective Time, CASH will own all right, title and interest in or to, or have or control, any asset, property or other right used in connection with, related to or necessary to the conduct of, CASH’s business. Except as disclosed on Schedule 2.22, CASH is the legal and beneficial owner or lessee, as the case may be, of the Assets free and clear of all Encumbrances.

2.23       Full Disclosure. The representations and warranties of CASH contained in this Agreement (and in any schedule, exhibit, certificate or other instrument to be delivered under this Agreement) do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements contained herein and therein, in light of the circumstances under which such statements were made, not misleading. There is no fact of which CASH has knowledge that has not been disclosed to the Parent pursuant to this Agreement, including the schedules hereto, all taken together as a whole, which has had or would reasonably be expected to have a CASH Material Adverse Effect or materially adversely affect the ability of CASH to consummate in a timely manner the transactions contemplated hereby.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

OF PARENT AND MERGER SUB

Except as set forth in the corresponding sections or subsections of the letter of exceptions delivered to CASH by Parent on or prior to entering into this Agreement and incorporated herein by this reference as Exhibit C (the “Parent Schedule”), each of Parent and Merger Sub, jointly and severally, hereby represents and warrants to CASH that:

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3.1       Organization of Parent and Subsidiaries. Parent and Merger Sub are corporations duly organized, validly existing and in good standing under the laws of Nevada and Delaware, respectively, and each has the corporate power and authority to own, lease and operate its assets and property and to carry on its business as now being conducted; and are duly qualified to do business and in good standing in each jurisdiction in which the failure to be so qualified would have a Parent Material Adverse Effect. As used in this Agreement, the term “Parent Material Adverse Effect” means a material adverse effect on the condition (financial or otherwise), business, assets or results of operations of Parent and Merger Sub, or on the ability of Parent or Merger Sub to consummate the transactions contemplated by this Agreement. Except as listed on Schedule 3.1, neither Parent nor Merger Sub has any subsidiaries. Parent has delivered or made available to CASH a true and correct copy of the articles or certificate of incorporation and bylaws of each of Parent and Merger Sub, each as amended to date (the “Parent Charter Documents” and the “Merger Sub Charter Documents”, respectively), and each such instrument is in full force and effect. Neither Parent nor Merger Sub is in violation of any of the provisions of their respective Charter Documents.

3.2       Parent Capital Structure.

(a)       The authorized, issued and outstanding shares of capital stock of Parent as of the date hereof are set forth on Schedule 3.2. All issued and outstanding shares of Parent Common Stock have been duly authorized and validly issued, are fully paid and nonassessable, have not been issued in violation of any preemptive rights, and are free from any restrictions on transfer (other than restrictions under the Securities Act or state securities laws) or any option, lien, pledge, security interest, encumbrance or charge of any kind. Other than as described on Schedule 3.2, Parent has no other equity securities or securities containing any equity features that are authorized, issued or outstanding. Except as set forth on Schedule 3.2, there are no agreements or other rights or arrangements which provide for the sale or issuance of capital stock by the Parent and there are no rights, subscriptions, warrants, options, conversion rights or agreements of any kind outstanding to purchase or otherwise acquire from the Parent any shares of capital stock or other securities of the Parent of any kind. Except as set forth on Schedule 3.2, there are no agreements or other obligations (contingent or otherwise) which may require the Parent to repurchase or otherwise acquire any shares of its Common Stock.

(b)       Parent does not own, and is not a party to any Contract to acquire, any equity securities or other securities of any entity or any direct or indirect equity or ownership interest in any other entity. There exist no voting trusts, proxies, or other contracts with respect to the voting of shares of Parent Common Stock.

(c)        Parent is the sole shareholder of Merger Sub. Merger Sub does not own, and is not a party to any Contract to acquire, any equity securities or other securities of any entity or any direct or indirect equity or ownership interest in any other entity. There are no agreements or other rights or arrangements which provide for the sale or issuance of capital stock by Merger Sub and there are no rights, subscriptions, warrants, options, conversion rights or agreements of any kind outstanding to purchase or otherwise acquire from Merger Sub any shares of capital stock or other securities of Merger Sub of any kind.

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3.3       Authority.

(a)       Each of Parent and Merger Sub has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of each of Parent and Merger Sub.

(b)       This Agreement has been duly executed and delivered by each of Parent and Merger Sub and, assuming the due authorization, execution and delivery by CASH, constitutes the valid and binding obligation of each of Parent and Merger Sub, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws and general principles of equity. The execution and delivery of this Agreement by each of Parent and Merger Sub, does not, and the performance of this Agreement by each of Parent and Merger Sub, will not (i) conflict with or violate the Parent Charter Documents or the Merger Sub Charter Documents, (ii) conflict with or violate any law, rule, regulation, order, judgment or decree applicable to Parent or Merger Sub, respectively, or by which its or any of their respective properties is bound or affected or (iii) result in any breach of, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair any of, Parent’s or Merger Sub’s rights or alter the rights or obligations of any third party under, or to Parent’s knowledge, give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of an Encumbrance on any of the properties or assets of Parent or Merger Sub, respectively, pursuant to, any Contract to which any of Parent or Merger Sub is a party or by which Parent or Merger Sub, or any of their respective properties are bound or affected, except to the extent such conflict, violation, breach, default, impairment or other effect would not, in the case of clause (ii) or (iii), individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect or prevent or delay consummation of the Merger in any material respect or otherwise prevent Parent or Merger Sub from performing its obligations under this Agreement in any material respect.

(c)       No consent, approval, order or authorization of, or registration, declaration or filing with any Governmental Entity is required by or with respect to either Parent or Merger Sub in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for the filing of the Articles of Merger with the Secretary of State of Delaware by Merger Sub.

3.4       Parent Financial Statements. Parent has provided to CASH an unaudited balance sheet of Parent as of December 31, 2019 (the “Parent Balance Sheet”), together with the related unaudited statements of income for the period from January 1, 2018 to December 31, 2019 (the “Parent Financial Statements”), which are attached hereto as Exhibit D. The Parent Financial Statements (including, in each case, any related notes thereto) fairly present in all material respects and will fairly present in all material respects the financial position of Parent as of the respective dates thereof and the results of its operations and stockholder equity for the periods indicated. Except as disclosed in the Parent Financial Statements, Parent does not have any Liabilities of a nature required to be disclosed by GAAP and which are, individually or in the aggregate, material to the business, results of operations or financial condition of Parent.

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3.5       Absence of Certain Changes or Events. Since the date of the most recent Parent Financial Statements, Parent has conducted its business only in, and has not engaged in any material transaction other than according to, the ordinary and usual course of such businesses and there has not been (i) any change that individually or in the aggregate, has had or is reasonably likely to have a Parent Material Adverse Effect; (ii) any material damage or loss with respect to any material asset or property used by Parent or Merger Sub; (iii) any change by Parent in accounting principles, practices or methods; or (iv) any increase in the compensation payable or that could become payable by Parent or Merger Sub to officers or key employees. Merger Sub has never conducted any business. The above notwithstanding, Parent may implement the transfers referred to in Section 4.7 below.

3.6       Litigation. There are no actions, suits, proceedings, orders or investigations pending or, to the knowledge of Parent, threatened against Parent or Merger Sub, at law or in equity, or before or by any federal, state or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign.

3.7       No Brokers or Finders. There are no claims for brokerage commissions, finders’ fees, investment advisory fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement, understanding, commitment or agreement made by or on behalf of Parent or Merger Sub.

3.8       Tax Matters.

(a)               (i) Parent has timely filed (or has had timely filed on its behalf) all returns, declarations, reports, estimates, information returns, and statements, including any schedules and amendments to such documents (the “Parent Returns”), required to be filed or sent by it in respect of any Taxes or required to be filed or sent by it to any taxing authority having jurisdiction; (ii) all such Parent Returns are complete and accurate in all material respects; (iii) Parent has timely and properly paid (or has had paid on its behalf) all Taxes required to be paid by it; (iv) Parent has established on the Parent Balance Sheet reserves that are adequate for the payment of any Taxes not yet due and payable; and (v) Parent has complied with all applicable laws, rules, and regulations relating to the collection or withholding of Taxes from third parties (including without limitation employees) and the payment thereof (including, without limitation, withholding of Taxes under Sections 1441 and 1442 of the Code, or similar provisions under any foreign laws).

(b)               There are no liens for Taxes upon any assets of Parent, except liens for Taxes not yet due.

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(c)               No deficiency for any Taxes has been proposed, asserted or assessed against Parent that has not been resolved and paid in full or is not being contested in good faith. No waiver, extension or comparable consent given by Parent regarding the application of the statute of limitations with respect to any Taxes or Parent Returns is outstanding, nor is any request for any such waiver or consent pending. There has been no Tax audit or other administrative proceeding or court proceeding with regard to any Taxes or Parent Returns, nor is any such Tax audit or other proceeding pending, nor has there been any notice to Parent by any Taxing authority regarding any such Tax audit or other proceeding, or, to the knowledge of Parent, is any such Tax audit or other proceeding threatened with regard to any Taxes or Parent Returns. Parent does not expect the assessment of any additional Taxes of Parent for any period prior to the date hereof and has no knowledge of any unresolved questions, claims or disputes concerning the liability for Taxes of Parent which would exceed the estimated reserves established on its books and records.

(d)               Parent is not a party to any agreement, contract or arrangement that would result, separately or in the aggregate, in the payment of any “excess parachute payments” within the meaning of Section 280G of the Code. Parent is not liable for Taxes of any other Person, and is not currently under any contractual obligation to indemnify any Person with respect to Taxes, or a party to any tax sharing agreement or any other agreement providing for payments by Parent with respect to Taxes. Parent is not a party to any joint venture, partnership or other arrangement or contract which could be treated as a partnership for federal income tax purposes. Parent has not agreed and is not required, as a result of a change in method of accounting or otherwise, to include any adjustment under Section 481 of the Code (or any corresponding provision of state, local or foreign law) in taxable income. Schedule 3.9(d) contains a list of all jurisdictions in which Parent is required to file any Parent Return and no claim has been made by a taxing authority in a jurisdiction where Parent does not currently file Parent Returns that Parent is or may be subject to taxation by that jurisdiction. Parent has not filed or been included in a combined, consolidated or unitary Tax return (or the substantial equivalent thereof) of any Person.

(e)               Parent has been neither a “distributing corporation” nor a “controlled corporation” (within the meaning of Section 355 of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code.

3.9       Contracts and Commitments.

(a)       Schedule 3.9 hereto lists all of the material Contracts to which Parent is a party, which are currently in effect, and which relate to the operation of Parent’s business.

(b)       Parent has performed, in all material respects, the obligations required to be performed by it in connection with the Contracts it is a party to or obliged to perform (except as disclosed in Schedule 3.9 hereto) and is not in receipt of any claim of default under any Contract; Parent has no present expectation or intention of not fully performing any material obligation pursuant to any Contract; and Parent has no knowledge of any breach or anticipated breach by any other party to any Contract, except as disclosed in Schedule 3.9 hereto.

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3.10       Compliance with Laws; Permits.

(a)       Except for any noncompliance that would not reasonably be expected to have a Parent Material Adverse Effect, Parent and its officers, directors, agents and employees have complied with all applicable laws, regulations and other requirements, including, but not limited to, federal, state, local and foreign laws, ordinances, rules, regulations and other requirements pertaining to equal employment opportunity, employee retirement, affirmative action and other hiring practices, occupational safety and health, workers’ compensation, minimum wages and overtime, unemployment and building and zoning codes, and no claims have been filed against Parent, and Parent has not received any written notice, alleging a violation of any such laws, regulations or other requirements. Parent is not relying on any exemption from or deferral of any such applicable law, regulation or other requirement that would not be available to Parent after it (indirectly through Merger Sub) acquires CASH’s properties, assets and business.

(b)       Parent has not required any licenses, permits or certificates from federal, state, local and foreign authorities to conduct its business and operate its properties.

3.11       Insurance. The insurance policies obtained and maintained by Parent that are material to Parent are in full force and effect, all premiums due and payable thereon have been paid, and the Parent has received no written notice of cancellation or termination with respect to any such policy. A list of all insurance policies is contained on Schedule 3.11.

3.12       No Undisclosed Liabilities. Except as reflected in the Parent Financial Statements, Parent has no liabilities of the type that would be required to be disclosed in accordance with GAAP (whether accrued, absolute, contingent, unliquidated or otherwise) except liabilities which have arisen since the date of the Parent Financial Statements in the ordinary course of business consistent with past practice (none of which is a material uninsured liability for breach of contract, breach of warranty, tort, infringement, claim or lawsuit) and which are not, individually or in the aggregate, material in amount.

3.13       Absence of Certain Developments. Except as disclosed in the Parent Financial Statements, Schedule 3.13, another Schedule hereto or as otherwise contemplated by this Agreement, since the date of the Parent Financial Statements, Parent has conducted its business in all material respects in the ordinary course consistent with past practice and there has not occurred (i) any event that would be reasonably expected to have a Parent Material Adverse Effect, (ii) any event that would reasonably be expected to prevent or materially delay the performance of Parent’s obligations pursuant to this Agreement, (iii) any declaration, setting aside or payment of any dividend or distribution in respect of the shares of capital stock of Parent or any redemption, purchase or other acquisition of any of Parent’s securities, (iv) any incurrence by Parent of any material liability (absolute or contingent), except for current liabilities and obligations incurred in the ordinary course of business consistent with past practice, (v) entry into any material Contract, and (vi) entry by the Parent into any transaction of a material nature other than in the ordinary course of business consistent with past practice, except for those transactions contemplated by Section 4.7.

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3.14       Employee Benefit Plans.

(a)       Parent has no (i) “employee benefit plans,” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), (ii) bonus, stock option, stock purchase, stock appreciation right, incentive, deferred compensation, supplemental retirement, severance, and fringe benefit plans, programs, policies or arrangements, and (iii) employment or consulting agreements, for the benefit of, or relating to, any current or former employee or consultant (or any beneficiary thereof) of Parent, in the case of a plan described in (i) or (ii) above, that is currently maintained by Parent or with respect to which Parent has an obligation to contribute or any other ongoing duty or obligation, and in the case of an agreement described in (iii) above, that is currently in effect (the “Parent Plans”).

(b)       Except as set forth on Schedule 3.14(b), no director, officer, or employee of Parent will become entitled to retirement, severance or similar benefits or to enhanced or accelerated benefits (including any acceleration of vesting or lapsing of restrictions with respect to equity-based awards) solely as a result of consummation of the transactions contemplated by this Agreement.

3.15       Employees. Except as otherwise contemplated by this Agreement, to the knowledge of Parent, (i) Parent has no material labor relations problem pending and its labor relations are satisfactory; (ii) there are no workers’ compensation claims pending against Parent nor is Parent aware of any facts that would give rise to such a claim; and (iii) no employee or former employee of Parent has any claim with respect to any intellectual property rights of Parent.

3.16       Intentionally Omitted.

3.17       Intellectual Property. Parent owns, or has valid and enforceable licenses to use, all of the intellectual property used in its business as currently conducted. Parent is not, nor will it be, as a result of the execution and delivery of this Agreement or the performance of its obligations under this Agreement, in breach of any license, sublicense or other contract relating to the Parent Intellectual Property that would reasonably be expected, individually or in the aggregate, to have a Parent Material Adverse Effect.

3.18       Tax-Free Reorganization. Neither Parent nor, to Parent’s knowledge, any of its Affiliates has taken or agreed to take any action that would prevent the Merger from qualifying as a reorganization under Section 368(a) of the Code.

3.19       Vote Required. The affirmative vote of the holders of a majority of the outstanding shares of Merger Sub common stock is the only vote of the holders of any class or series of Merger Sub capital stock necessary to approve this Agreement, the Merger and the other transactions contemplated hereby. No approval of any securities of Parent is required to approve the Merger.

3.20 Bank Accounts. Schedule 3.20 contains a complete and correct list of all deposit accounts and safe deposit boxes of Parent, all powers of attorney in connection with such accounts, and the names of all Persons authorized to draw thereon or to have access thereto.

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3.21       Environmental Matters. Parent has not received any notice of any violation (or claimed violation) of any environmental laws from any Government Entity. Parent’s operations are in material compliance with all applicable environmental laws, including laws relating to the release, discharge, emission, storage, treatment, handling or disposal of any Hazardous Materials. There has been no spill, leak, discharge, escape, leaching, dumping or release of Hazardous Materials in contravention of applicable environmental laws at any property while Parent has held leasehold title to such property, and Parent has no knowledge of any such events occurring at such property prior to their leasing same. Parent has or currently uses, stores, treats, disposes or otherwise handles Hazardous Materials in material compliance with all applicable environmental laws. To Parent’s knowledge, no underground storage tanks are located at its premises.

3.22       Extent of Assets. The Parent Financial Statements include, without limitation, all of the Assets used by Parent for the conduct of its business as currently conducted and as conducted during the past twelve (12) months (other than inventory sold in the ordinary course of business, the disposal of obsolete equipment in the ordinary course of business and pursuant to Section 4.7). Except as disclosed on Schedule 3.22, Parent is the legal and beneficial owner or lessee, as the case may be, of the Assets free and clear of all Encumbrances. Immediately after the Effective Time, Parent will not own any Assets, other than the shares of Merger Sub and those assets listed on Schedule 3.22.

3.23       Full Disclosure. The representations and warranties of Parent and the Merger Sub contained in this Agreement (and in any schedule, exhibit, certificate or other instrument to be delivered under this Agreement) do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements contained herein and therein, in light of the circumstances under which such statements were made, not misleading. There is no fact of which Parent has knowledge that has not been disclosed to CASH pursuant to this Agreement, including the schedules hereto, all taken together as a whole, which has had or would reasonably be expected to have a Parent Material Adverse Effect or materially adversely affect the ability of Parent to consummate in a timely manner the transactions contemplated hereby.

3.24       Valid Issuances. The Parent Common Stock, including the shares of Parent Common Stock to be issued in the Merger, when issued in accordance with the provisions of this Agreement will be duly authorized, validly issued, fully paid and nonassessable, free of all Encumbrances and not subject to preemptive rights, and their issuance will be exempt from the registration requirements of the Securities Act and applicable blue sky laws.

3.25       Books and Records. The books of account, minute books, stock record books, and other similar records of Parent and Merger Sub, complete copies of which have been made available to CASH, have been properly kept and contain no inaccuracies except for inaccuracies that would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

3.26       Closing Assets and Liabilities. Effective immediately prior to the Closing, pursuant to Section 4.7, Parent will transfer certain of its assets to an entity affiliated with an affiliate of Parent. Such transfer will be for fair and adequate consideration and Parent will not have any liability pursuant to, or arising from, such transfer.

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3.27 Merger Sub. Merger Sub has never owned any Assets. Merger Sub has never had any liabilities.

ARTICLE IV

ADDITIONAL AGREEMENTS

4.1       Notification. From the date hereof until the Closing, each party shall give prompt notice to the other upon becoming aware that any representation or warranty made by it contained in this Agreement has become untrue or inaccurate, or of any failure of such party to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

4.2       Third Party Consents. On or before the Closing Date, Parent and CASH will each use its commercially reasonable efforts to obtain any consents, waivers and approvals under any of its respective Contracts required to be obtained in connection with the consummation of the transactions contemplated hereby. If such consents, etc. are not required to be obtained prior to Closing, the party required to obtain such consent, etc. shall do so as promptly as possible after Closing. Parent shall have made all necessary filings with, and received any require approvals from, all applicable regulatory authorities.

4.3       Conversion Agreement. On the Closing Date, Parent, Merger Sub and CASH shall enter into a conversion agreement with Turning Point Brands, Inc.

4.4 Audit of Parent. Parent’s books and records are maintained in such form that only reasonable commercial efforts will be required to complete an audit (under generally accepted accounting principles) of its financial statements for each of the twelve month periods ended December 31, 2018 and 2019.

4.5 Parent’s Capital. Inasmuch as Parent does not have sufficient authorized capital to issue the Merger Consideration, on or prior to the Effective Date, Parent shall amend its Certificate of Incorporation such that following such amendment, and prior to the issuance of the Merger Consideration, there will be three billion nine hundred ninety eight (3,998,000,000) authorized shares of Parent Common Stock and two million shares of preferred stock, of which 273,186,661 shares of common stock will be outstanding, on a fully diluted basis.

4.6       Survival. The representations and warranties of CASH, Parent and Merger Sub contained in or made pursuant to this Agreement shall expire six (6) months after the Effective Time.

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 4.7       Preparation for Closing. From the date hereof until the Closing Date, the parties hereto shall use reasonable commercial efforts to take, or cause to be taken, all actions, and do, or cause to be done, and assist and cooperate with each other in doing, all things necessary, proper, or advisable to consummate, in the most expeditious manner practicable, the transactions contemplated hereby, including, without limitation, the satisfaction of the conditions set forth in Article 5. The above notwithstanding, prior to the Closing, Parent shall transfer the assets and liabilities listed on Schedule 4.7 to an entity owned by certain of its affiliates.

4.8.       Indemnification. (i) Parent agrees to indemnify and hold harmless from and against, and shall pay and reimburse CASH for, any and all actual out-of-pocket losses and expenses incurred or sustained by, arising out of, with respect to or by reason of (a) any material inaccuracy in or breach of any of the representations or warranties of Parent or Merger Sub contained in this Agreement or in any certificate or instrument delivered by or on behalf of such party pursuant to this Agreement, as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date); or (b) any breach or non-fulfillment of any covenant, agreement or obligation to be performed by such party pursuant to this Agreement. The above notwithstanding, any claims for indemnity hereunder by CASH against Parent shall be satisfied solely through the 30 million options to purchase Parent Common Stock held by Messrs. Peter Christos and Jerry Pearring (the “Options”). In the event of a claim hereunder, the Options shall be valued in good faith by the Board of Directors of Merger Sub in consultation with Parent’s auditors and Options with a value equal to the indemnity claim shall be cancelled and returned to Parent. Accordingly, until six months after the Effective Date, Messrs. Christos and Pearring agree not to exercise, transfer or Encumber the Options in any way.

(ii) CASH agrees to indemnify and hold harmless from and against, and shall pay and reimburse Parent for, any and all actual out-of-pocket losses and expenses incurred or sustained by, arising out of, with respect to or by reason of (a) any material inaccuracy in or breach of any of the representations or warranties of CASH contained in this Agreement or in any certificate or instrument delivered by or on behalf of such party pursuant to this Agreement, as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date); or (b) any breach or non-fulfillment of any covenant, agreement or obligation to be performed by such party pursuant to this Agreement. The above notwithstanding, any claims for indemnity hereunder by Parent against CASH shall be satisfied solely through 2% of the Merger Consideration which be held in escrow by Parent (the “Escrow Shares”). In the event of a claim hereunder and there is no ready ascertainable market value for such Escrow Shares, the Escrow Shares shall be valued in good faith by the Board of Directors of Parent in consultation with Parent’s auditors and Escrow Shares with a value equal to the indemnity claim shall be cancelled and returned to Parent. Accordingly, until six months after the Effective Date Parent agrees not to transfer or Encumber the Escrow Shares in any way.

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4.9.       Distribution of Shares. In the event a pre-Merger shareholder of CASH returns any shares following the Effective Date, those shares may be retained in treasury or distributed, on a pro rata basis, solely to the pre-Merger shareholders of CASH.

4.10.       Adjustment of Merger Consideration. In the event Parent files a Form 10 with the US Securities and Exchange Commission and the Parent has complied with all requirements to become a Section 12(g) company  and is still unable to implement a name change or reverse stock split as result of the failure of  FINRA to approve such transaction after the good faith actions  of the Parent to obtain approval  (i) the shareholders listed on Schedule 4.8 shall forfeit, on a pro rata basis, an aggregate of Thirty Million stock options and (ii) a special distribution shall be made of Parent Common Stock, on a pro rata basis, to the pre-Merger shareholders of CASH in amount equal to four (4%) percent of the Merger Consideration issuable at Closing.

ARTICLE V

CONDITIONS TO THE MERGER

5.1       Conditions to Obligations of CASH. The obligations of CASH to effect the Merger is subject to the satisfaction (or, to the extent permitted under applicable law, waiver by CASH) on or prior to the Closing Date of the following conditions:

(a)       Each of the representations and warranties of the Parent and the Merger Sub contained in this Agreement shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality or Parent Material Adverse Effect) or in all material respects (in the case of any representation or warranty not qualified by materiality or Parent Material Adverse Effect) on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects), and the contents of all Schedules shall be reasonably acceptable.

(b)       The Parent and the Merger Sub shall have performed in all material respects all agreements, obligations and covenants required to be performed by them under this Agreement at or prior to Closing.

(c)       The approval of the Merger, in compliance with the Parent and Merger Sub Charter Documents, and the DGCL, by Parent’s and Merger Sub’s board of directors and holders of a majority of Merger Sub’s equity interests shall have been obtained at or prior to Closing.

(d)       The resignations, effective at the Closing, of all directors, officers and employees of Parent and Merger Sub immediately prior to the Closing, except those identified on Schedule 5.1.

(e)       A certificate of good standing of each of Parent and Merger Sub from their jurisdiction of incorporation dated a date reasonably proximate to the Closing Date.

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(f)               CASH shall have received such other certificates, instruments and documents as may reasonably be requested by CASH.

(g)       Neither Parent nor Merger Sub shall have filed for protection under any applicable bankruptcy laws nor has any third party commenced such an action against either entity.

(h)      Parent has taken the action required by Sections 4.3 and 4.5.

(i)       Parent shall have delivered to the shareholders of CASH an amount of Parent Common Stock such that the shareholders of CASH shall own, in the aggregate, 90% of the outstanding Parent Common Stock on a fully diluted basis (the “Merger Consideration”).

(j)       Parent and Merger Sub shall have executed and delivered this Agreement and each of Messrs. Peter Christos and Jerry Pearring shall have signed and delivered this Agreement acknowledging their duties and restrictions pursuant to Section 4.8.

(k)       The asset and liability transfer agreement attached as Exhibit 5.1(k) shall have been executed and delivered.

(l)       Parent and Merger Subs’ liabilities shall not exceed $123,266.69 and shall only consist of the liabilities listed on Schedule 5.1(l).

5.2       Conditions to the Obligations of Parent and Merger Sub. The obligations of Parent and the Merger Sub to effect the Merger is subject to the satisfaction (or, to the extent permitted under applicable law, waiver by Parent and the Merger Sub) on or prior to the Closing Date of the following conditions:

(a)       Each of the representations and warranties of CASH contained in this Agreement shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality or CASH Material Adverse Effect) or in all material respects (in the case of any representation or warranty not qualified by materiality or CASH Material Adverse Effect) on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects), and the contents of all Schedules shall be reasonably acceptable.

(b)       CASH shall have performed in all material respects all agreements, obligations and covenants required to be performed by CASH under this Agreement at or prior to Closing.

(c)       The approval of the Merger, in compliance with the CASH Charter Documents, and the DGCL, by CASH’s board of directors and holders of a majority of CASH

Common Stock shall have been obtained at or prior to Closing and no holders shall have exercised any appraisal rights.

(d)       A certificate of good standing of CASH from its jurisdiction of incorporation dated a date reasonably proximate to the Closing Date.

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(e)       Parent shall have received such other certificates, instruments and documents as may reasonably be requested by Parent.

(f)       CASH shall not have filed for protection under any applicable bankruptcy laws nor has any 3rd party commenced such an action against CASH.

(g)       CASH shall have executed and delivered this Agreement and each of the shareholders listed on Schedule 4.8(i) shall have signed and delivered this Agreement acknowledging their duties and restrictions pursuant to Section 4.8.

(h)        All liabilities aside from those listed on Schedule 5.1(l) shall have been satisfied prior to Closing.

ARTICLE VI

GENERAL PROVISIONS

6.1       Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient or (d) on the third (3rd) day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 6.1):

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If to CASH: Canadian American Standard Hemp Inc. 11 Royal Road Brookline, Massachusetts 02445 E-mail: tkidrin@gmail.com Attention: Thom Kidrin, CEO with a copy to:

Feder Kaszovitz LLP

845 Third Avenue, 11th Floor

New York, New York 10022-6601

E-mail: irothstein@fedkas.com

Attention: Irving Rothstein, Esq.

With a copy to:

Irving Rothstein

1060 East 23rd Street

Brooklyn, NY 12210

If to Parent or Merger Sub: 170 Bonaventure Blvd #106 Weston, FL 33326 E-mail: Attention: Jerry Pearring	with a copy to: Dickinson Wright PLLC 350 East Las Olas Blvd Suite 1750 Ft. Lauderdale FL 33301 E-mail: JMayersohn@dickinson-wright.com Attention: Joel D. Mayersohn, Esq.

6.2       Interpretation; Construction. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. For purposes of this Agreement, the term “knowledge” means with respect to a party hereto, with respect to any matter in question, that any of the officers of such party has actual knowledge of such matter. For purposes of this Agreement, the term “person” shall mean any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or Governmental Entity. Unless the context requires otherwise, all words use in this Agreement in the singular number shall extend to and include the plural, all words in the plural number shall extend to and include the singular, and all words in any gender shall extend to and include all genders. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

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6.3       Entire Agreement; Third Party Beneficiaries; Severability. This Agreement and the documents and instruments and other agreements among the parties hereto as contemplated by or referred to herein, including the Exhibits and Schedules constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision. No third parties shall have any rights under or rights to enforce this Agreement, and no third parties are intended to be third party beneficiaries of any provision hereof. This Agreement may not be amended, and any provision hereof may not be waived, by the parties hereto except by execution of an instrument in writing signed on behalf of each party hereto. The headings in this Agreement are for convenience only, confirm no rights or obligations in either party, and do not alter any terms of this Agreement.

6.4       Other Remedies; Specific Performance. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

6.5       Assignment; Counterparts. No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

6.6       Governing Law; Jurisdiction; Venue. This Agreement and all matters arising herefrom or with respect hereto, including, without limitation, tort claims (the “Covered Matters”) shall be governed by, and construed in accordance with, the internal laws of the State of Delaware, without reference to the choice of law principles thereof. Each of the parties hereto irrevocably submits to the co-exclusive jurisdiction of the federal and state courts located in the City, County and State of New York for the purpose of any suit, action, proceeding or judgment relating to or arising out of the Covered Matters. Service of process in connection with any such suit, action or proceeding may be served on each party hereto anywhere in the world by the same methods as are specified for the giving of notices under this Agreement. Each of the parties hereto irrevocably consents to the jurisdiction of any such court in any such suit, action or proceeding and to the

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laying of venue in such court. Each party hereto irrevocably waives any objection to the laying of venue of any such suit, action, or proceeding brought in such courts and irrevocably waives any claim that any such suit, action, or proceeding brought in any such court has been brought in an inconvenient forum. Prior to initiating any litigation, other than litigation for a preliminary injunctive or judicial relief from a court of competent jurisdiction in the good faith judgment of a party necessary to avoid irreparable injury, each party shall attempt in good faith to negotiate a settlement. If such negotiations do not result in a settlement within thirty (30) days from the commencement of such negotiations, the parties may initiate litigation or any other proceeding permitted by applicable law upon seven (7) days’ written notice to the other party. All deadlines specified in this Section 6.6 may be extended by mutual agreement in writing. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE OTHER DOCUMENTS REFERRED TO HEREIN IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER DOCUMENTS REFERRED TO HEREIN OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

6.7       Expenses. CASH on the one hand and Parent and Merger Sub on the other hand, will each pay the fees and expenses of their respective counsel, accountants and other experts incident to the negotiation and preparation of this Agreement, the Schedules and Exhibits hereto and any related documents.

6.8       Further Assurances. Each party hereto shall execute and cause to be delivered to each other party hereto such instruments, powers of attorney, and other documents, and shall take such other actions, as such other party may reasonably request (prior to, at or after the Closing) for the purpose of carrying out or evidencing any of the transactions contemplated by this Agreement.

[Remainder of page is blank; signatures follow]

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       IN WITNESS WHEREOF, the parties hereto have caused this Agreement and Plan of Merger to be executed by their duly authorized respective officers as of the date first written above.

CANADIAN AMERICAN STANDARD HEMP INC.

By:
Name: Thom Kidrin
Title: Chief Executive Officer

REAL BRANDS, INC.

By:
Name:
Title:

CASH ACQUISITION CORP.

By:
Name:
Title:

SOLELY WITH RESPECT TO SECTION 4.8(i):

PETER CHRISTOS

JERRY PEARRING

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